Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of May 13, 2022, by and between SurgePays, Inc., a corporation incorporated under the laws of the State of Nevada with a principal place of business at 3124 Brother Blvd., Suite 104, Bartlett, TN 38133 (the “Company”), and Kevin Brian Cox, an individual residing at (“Executive”).

RECITALS

A.	Executive is knowledgeable with respect to the business of the Company

B.	Company desires to offer employment to Executive and Executive desires to be employed by Company.

C.	Company and Executive agree to enter into an Employment Agreement providing for the term set forth in Article I below, on the terms and conditions herein provided.

In consideration of the mutual promises set forth in this Agreement the parties hereto agree as follows:

ARTICLE I

Term of Employment

Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth herein, the Company will employ Executive for the period beginning on the date hereof (the “Commencement Date”) and ending on the five (5) year anniversary of the date hereof (the “Initial Term”). The Initial Term shall be automatically renewed for successive consecutive one (1) year periods (each, a “Renewal Term” and the Initial Term and Renewal Term are collectively referred to as the “term of employment”) thereafter unless either party sends written notice to the other party, not more than 270 days and not less than 90 days before the end of the then-existing term of employment, of such party’s desire to terminate the Agreement at the end of the then-existing term, in which case this Agreement will terminate at the end of the then-existing term. Executive will serve the Company during the term of employment.

ARTICLE II

Duties

2.01 (a) During the term of employment, Executive will:

(i) Promote the interests, within the scope of his duties, of the Company and devote his full working time and efforts to the Company’s business and affairs;

(ii) Serve as the Chief Executive Officer of the Company; and

(iii) Perform the duties and services consistent with the title and function of such office, including without limitation, those set forth in the By-Laws of the Company.

(b) Notwithstanding anything contained in clause 2.01(a)(i) above to the contrary, nothing contained herein or under law shall be construed as preventing Executive from (i) investing Executive’s personal assets in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of an investor; (ii) engaging (whether or not during normal business hours) in any other professional, civic, or philanthropic activities, provided that Executive’s engagement does not result in a violation of his covenants under this Section or Article VI hereof; or (iii) accepting appointments to the boards of directors of other companies provided that the Board of Directors of the Company reasonably approves of such appointments and Executive’s performance of his duties on such boards does not result in a violation of his covenants under this Section or Article VI hereof.

ARTICLE III

Base Compensation

3.01 The Company will compensate Executive for the duties performed by him hereunder by payment of a base salary at the rate of Four Hundred Seventy Five Thousand Dollars ($475,000) per annum (the “Base”), payable in equal semimonthly installments, subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items. Provided that the Company’s EBITDA is positive with respect to the prior calendar year, the Base will be increased on January 1 of each year by six percent (6%) per annum (which figure shall act as a surrogate for the service cost of living increases) over the then-existing Base. All dollar references contained herein shall be references to United States dollars.

3.02 Reserved.

3.03 Cash Bonus. In addition to the Base, for each year during the Initial Term and Renewal Term, the Company shall pay to the Executive a bonus determined by the relationship between the Company’s annual performance and an annual target performance set each year by mutual agreement between the Board of Directors and the Executive (the “Target”) as follows: The greater of the Cash Percentage or:

% of Target	>150%	149-120%	119-100%	99-80%	79-60%	Under 60%
% of Base Salary	150%	149-120%	119-100%	60%	30%	0%

Such bonus shall be paid no later than March 15 of the next calendar year.

“Cash Percentage” means 10% of the Company’s calendar year EBITDA for amounts of EBITDA between $0 and $1,000,000; 7.5% of the Company’s calendar year EBITDA for amounts of EBITDA between $1,000,001 and $2,000,000; 5% of the Company’s calendar year EBITDA for amounts of EBITDA between $2,000,001 and $3,000,000; and 2.5% of the Company’s calendar year EBITDA for amounts of EBITDA greater than $3,000,000.

3.04 Stock Bonus. The Executive will participate in the Company’s executive equity incentive plan (the “Plan”) consistent with other C-level officers, once adopted by the Company. In addition, Executive will receive the following stock-based bonuses:

(A)	EBITDA based issuances. The first time the Company reaches i) positive cash flow EBITDA for a quarter, Executive will receive 500,000 shares of the Company’s common stock, ii) positive cash flow of over $1,000,000 EBITDA for a quarter, Executive will receive 500,000 shares of the Company’s common stock, iii) positive cash flow of over $3,000,000 EBITDA for a quarter, Executive will receive 500,000 shares of the Company’s common stock, and iv) positive cash flow of over $5,000,000 EBITDA for a quarter, Executive will receive 500,000 shares of the Company’s common stock. Such issuance to be issued before the last business day of the following quarter in which such milestone is achieved.

(B)	Market Capitalization Based Issuances. The Executive shall qualify to receive (i) an issuance of 500,000 shares immediately upon the market capitalization of the Company reaching $250,000,000, (ii) an issuance of 500,000 shares immediately upon the market capitalization of the Company reaching $500,000,000, (iii) an issuance of 500,000 shares immediately upon the market capitalization of the Company reaching $1,000,000,000, (iv) an issuance of 500,000 shares immediately upon the market capitalization of the Company reaching $2,000,000,000, (v) an issuance of 500,000 shares immediately upon the market capitalization of the Company reaching $3,000,000,000, (vi) an issuance of 500,000 shares immediately upon the market capitalization of the Company reaching $4,000,000,000, and (vii) an issuance of 500,000 shares immediately upon the market capitalization of the Company reaching $5,000,000,000; in each case such issuance to be issued on the last business day of the quarter in which such milestone is achieved so long as the Executive is employed by the Company on such day,

(C)	Business Metrics Growth Based Issuances. The Executive shall qualify to receive (i) an issuance of 250,000 shares immediately upon 25,000 stores becoming active on SurgePays network, (ii) an issuance of 250,000 shares immediately upon 50,000 stores becoming active on SurgePays network, (iii) an issuance of 250,000 shares immediately upon 100,000 stores becoming active on SurgePays network (iv) an issuance of 500,000 shares immediately upon the total subscribers (Wireless MVNO, Mobile Broadband or digital content customers) of the Company reaching 250,000, (v) an issuance of 500,000 shares immediately upon the total subscribers (Wireless MVNO, Mobile Broadband or digital content customers) of the Company reaching 500,000, (vi) an issuance of 500,000 shares immediately upon the total subscribers (Wireless MVNO, Mobile Broadband or digital content customers) of the Company reaching 750,000, (vii) an issuance of 500,000 shares immediately upon the total subscribers (Wireless MVNO, Mobile Broadband or digital content customers) of the Company reaching 1,000,000, and (vii) additional issuance of 500,000 shares of stock per increment of 500,000 subscribers total subscribers (Wireless MVNO, Mobile Broadband or digital content customers) of the Company; in each case such issuance to be issued on the last business day of the quarter in which such milestone is achieved so long as the Executive is employed by the Company on such day.

(D)	Executive Stock Options. Following the adoption of a stock option plan (the “Plan”), the Executive will receive the following stock-based bonuses on January 1 of each calendar year (each a “Grant Date”) at an exercise price equal to the greater of (i) fair market value per share as of the Grant Date and (ii) $4.29: (i) 250,000 options to purchase shares of the Company’s common stock, such options vesting quarterly over the period beginning January 2022 and ending December 2022; (ii) 250,000 options to purchase shares of the Company’s common stock, such options vesting quarterly over the period beginning January 2023 and ending December 2023; (iii) 250,000 options to purchase shares of the Company’s common stock, such options vesting quarterly over the period beginning January 2024 and ending December 2024; (iv) 250,000 options to purchase shares of the Company’s common stock, such options vesting quarterly over the period beginning January 2025 and ending December 2025; and (v) 250,000 options to purchase shares of the Company’s common stock, such options vesting quarterly over the period beginning January 2026 and ending December 2026.

(E)	All of the awards referenced in subparagraphs (A) - (D) of this Section 3.04 shall be made pursuant to the Plan, subject to approval by the Company’s shareholders of a sufficient number of shares available for issuance under the Plan. The Plan and related award agreements shall provide for the acceleration of all vesting requirements referenced in subparagraphs (A) – (D) upon a Change in Control, and for the use of cash, shares or other method of cashless exercise to satisfy all tax withholding requirements which shall be borne by the Executive. If any of the awards referenced in subparagraphs (A) – (D) are earned but cannot be made pursuant to the Plan because the Board has not approved the mailing of either (i) a proxy statement or (ii) a notice and access card regarding the availability of proxy materials to the shareholders to vote to have an increase in the authorized shares under the Plan be approved by the shareholders within 90 days following the date upon which such award is due and owing, the Company shall make a cash payment to Executive in lieu of each such award at the time the award otherwise would have been made in an amount equal to three (3) times the number of shares to be issued to the Executive pursuant to subparagraphs (A) – (D) multiplied by the volume average weighted price (VWAP) of the Company’s common stock during the period commencing on the date of this Agreement and ending on the day prior to the date of payment. In the event that the Board has approved the mailing of either (i) a proxy statement or (ii) a notice and access card regarding the availability of proxy materials to the shareholders, as required pursuant to this Section, and the shareholders do not approve an increase in the authorized shares under the Plan, the Company shall make a cash payment to Executive in lieu of each such award at the time the award otherwise would have been made in an amount equal to one (1) times the number of shares to be issued to the Executive pursuant to subparagraphs (A) – (D) multiplied by the volume average weighted price (VWAP) of the Company’s common stock during the period commencing on the date of this Agreement and ending on the day prior to the date of payment. In the event that the Company does not have the available cash or cannot otherwise afford to pay cash owed pursuant to this Section in the Board’s discretion, the Company shall be able to issue a promissory note to the Executive with terms which are mutually agreeable amongst the Company (as approved by the Board) and the Executive.

ARTICLE IV

Reimbursement and Employment Benefits

4.01 Health and Other Medical. Executive shall be eligible to participate in all health, medical, dental, and life insurance employee benefits as are available from time to time to other key executive employees (and their families) of the Company, including a Life Insurance Plan, Medical and Dental Insurance Plan, and a Long Term Disability Plan (the “Plans”). The Company shall pay all premiums with respect to such Plans. To the extent that such premiums are deemed to be includable in Executive’s gross income and taxable (the “Reimbursement”), the Company shall pay to the Executive on or before March 15 of the year after the premium payment(s) the quotient of the amount of Reimbursement divided by 0.54, and then subtracting the Reimbursement from this amount (e.g., if the Reimbursement is $1,000.00, then the Company would pay to the Executive the sum of $851.85, which is $1,000.00 divided by 0.54, and subtracting the amount of Reimbursement).

4.02 Vacation. Executive shall be entitled to Four (4) weeks of vacation and five (5) personal days per year, to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company. Any time not taken by Executive in one year shall be carried forward to subsequent years. If all such vacation and personal time to which Executive is entitled is not taken by Executive before the termination of this Agreement, Executive shall be entitled to be reimbursed upon termination (for any reason) for such lost time in accordance with the Base then in effect.

4.03 Performance-Enhancing Items. Executive shall be entitled to receive from the Company (a) an annual car allowance up to fifteen thousand dollars ($15,000.00) per annum, and (b) reimbursement by the Company for home office expenses up to five thousand dollars ($5,000.00) per month, including, without limitation, the purchase and maintenance of a home computer with linkup facilities to the Company, a home facsimile, printer and scanner, interconnection of two telephone or cable connections to the Internet, laptop computer, portable mobile phone, together with any charges for the use thereof. Executive shall be entitled to a remote housing allowance of up to ten thousand ten thousand dollars ($10,000.00) per month. Executive shall be responsible for any taxes due on such allowance. To the extent that any and all such reimbursements or payments by the Company pursuant to this Section 4.03 are includable in Executive’s gross income and taxable (the “Allowances”), then the Company shall, on or before March 15 of the year after the payment is made, pay to the Executive the quotient of the amount of Allowances divided by 0.54, and then subtracting the Allowances from this amount (e.g., if the Allowances are $1,000.00, then the Company would pay to the Executive the sum of $851.85, which is $1,000.00 divided by 0.54, and subtracting the amount of the Allowances).

4.04 Reimbursable Expenses. The Company shall in accordance with its standard policies in effect from time to time reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company including business class air travel for flights of 4 hours or more, quality hotels and rental cars, entertainment and similar executive expenditures provided that Executive submits all substantiation of such expenses to the Company on a timely basis in accordance with such standard policies.

4.05 Savings Plan. Executive will be eligible to enroll and participate, and be immediately vested in (to the extent legally possible and in accordance with existing Company benefit plans), all Company savings and retirement plans, including any 401(k) plans.

4.06 Life Insurance. The Company shall pay all premiums for Executive to receive on his (a) term life insurance premiums paid by Executive on his own life, provided that the life insurance proceeds do not exceed 300% of Executive’s previous year’s Base and Bonus and (b) split dollar life insurance in the face amount of $2,000,000, it being understood that Executive may designate the beneficiary (or beneficiaries) of such policies. To the extent that any and all such reimbursements or payments by the Company pursuant to this Section 4.06 are includable in Executive’s gross income and taxable (“Premiums”), then the Company shall, on or before March 15 of the year after the payment is made, pay to the Executive the quotient of the amount of Premiums divided by 0.54, and then subtracting the Premiums from this amount (e.g., if the Premiums are $1,000.00, then the Company would pay to the Executive the sum of $851.85, which is $1,000.00 divided by 0.54, and subtracting the amount of the Premiums).

4.07 Directors and Officers Liability Insurance. The Company will provide liability insurance coverage protecting Executive and his estate, to the extent permitted by law against suits by fellow employees, shareholders and third parties and criminal and regulatory investigations arising out of any alleged act or omission occurring with the course and scope of Executive’s employment with the Company. Such insurance will be in an amount not less than two million dollars ($2,000,000).

4.08 Financial Planning. The Company shall reimburse Executive for all legal, and accounting costs, fees, and expenses incurred each year by Executive in connection with (a) income tax preparation and (b) estate planning, provided that the aggregate annual expenses to be reimbursed shall not exceed Ten Thousand Dollars ($10,000.00). To the extent that any and all such reimbursements or payments by the Company pursuant to this Section 4.08 are includable in Executive’s gross income and taxable (the “Planning Fees”), then the Company shall, on or before March 15 of the year after the payment is made, pay to the Executive the quotient of the amount of Planning Fees divided by 0.54, and then subtracting the Planning Fees from this amount (e.g., if the Planning Fees are $1,000.00, then the Company would pay to the Executive the sum of $851.85, which is $1,000.00 divided by 0.54, and subtracting the amount of the Planning Fees).

ARTICLE V

Termination

5.01 Automatic. This Agreement shall be automatically terminated upon the first to occur of the following (a) the Company’s termination pursuant to section 5.02, (b) the Executive’s termination pursuant to section 5.03 or (c) the Executive’s death.

5.02 By the Company. This Agreement (and Executive’s employment) may be terminated by the Company upon written notice to the Executive upon the first to occur of the following:

(a) Disability. Upon the Executive’s Disability (as defined herein). The term “Disability” shall mean the Executive cannot physically or mentally perform the essential functions of the position with or without reasonable accommodations for a period of six (6) consecutive months or more.

(b) Cause. Upon the Executive’s commission of Cause (as defined herein). The term “Cause” shall mean the following:

(i) Any willful violation by Executive of any material provision of this Agreement (including without limitation Sections 6.01 and 6.02 hereof) causing demonstrable and serious injury to the Company, upon written notice of same by the Company describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.02(b)(i), which breach, if capable of being cured, has not been cured within sixty (60) days after such notice or such longer period of time if Executive proceeds with due diligence not later than ten (10) days after such notice to cure such breach.

(ii) Embezzlement by Executive of funds or property of the Company;

(iii) Fraud or willful misconduct on the part of Executive in the performance of his duties as an employee of the Company, or gross negligence on the part of Executive in the performance of his duties as an employee of the Company causing demonstrable and serious injury to the Company, provided that the Company has given written notice of such breach which notice describes in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.02(b)(iii), and which breach, if capable of being cured, has not been cured within sixty (60) days after such notice or such longer period of time if Executive proceeds with due diligence not later than ten (10) days after such notice to cure such breach; or

(iv) A felony conviction of Executive under the laws of the United States or any state (except for any conviction based on a vicarious liability theory and not the actual conduct of the Executive).

Upon a termination for Cause, the Company shall pay Executive his Base and benefits including vacation pay through the date of termination of employment; and Executive shall receive no severance under this Agreement.

5.03 By the Executive. This Agreement may be terminated by the Executive upon written notice to the Company upon the first to occur of the following:

(a) Change in Control. Upon the occurrence of a “Change in Control” (as defined herein) of the Company. The term “Change in Control” shall mean any of the following: (i) a replacement of more than one half of the Board of Directors of the Company from that membership of the Board of Directors which exists as of the date hereof, (ii) sale or exchange of all or substantially all of the assets of the Company, (iii) a merger or consolidation involving the Company where the Company is not the survivor in such merger or consolidation, (iv) a liquidation, winding up, or dissolution of the Company, or (v) an assignment for the benefit of creditors, foreclosure sale, voluntary filing of a petition under the Bankruptcy Reform Act of 1978, or an involuntary filing under such act which filing is not stayed or dismissed within 45 days of filing.

(b) Constructive Termination. Upon the occurrence of a “Constructive Termination” (as defined herein) by the Company. The term “Constructive Termination” shall mean any of the following:

(i) Any breach by the Company of any material provision of this Agreement, including, without limitation, the assignment to the Executive of duties inconsistent with his position specified in Section 2.01 hereof or any breach by the Company of such Section,;

(ii) A substantial and continued reduction in the level of support, services, staff, secretarial resources, office space, and accoutrements below that which is reasonably necessary for the performance of Executive’s duties hereunder, consistent with that of other key executive employees;

(iii) a reduction in the Executive’s base salary or target bonus (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive);

(iv) a requirement that the Executive be based anywhere other than within 25 miles of Memphis, Tennessee;

(v) a material diminution in the Executive’s title, duties, or responsibilities from those in effect on the date hereof (it being understood that the Executive’s obligation to report to the Board and the Board’s exercise of its final authority over Company matters shall not give rise to any such claim of diminution);

provided, however, that no event shall constitute Constructive Termination unless the Executive has notified the Company in writing describing the event which constitutes Constructive Termination and then only if the Company fails to cure such event within thirty (30) days after the Company’s receipt of such written notice.

5.04 Consequences of Termination. Upon any termination of Executive’s employment with the Company for any reason, except for a termination for Cause pursuant to Section 5.02(b), the Executive shall be entitled to (a) a payment equal to the greater of (i) two (2) years’ worth of the then-existing Base and the last year’s Bonus and (ii) the Base payable through the remaining Initial Term (the “Severance”), and (b) retain the benefits set forth in Article IV for the remainder of the Initial Term or Renewal Term, as then applicable. The Severance shall be paid in a lump sum upon termination with such payments discounted by the U.S. Treasury rate most closely comparable to the applicable time period left in the Agreement. As a condition to the Company’s obligation to pay said Severance, Executive shall execute a comprehensive release of any and all claims that Executive may have against the Company (excluding any claims for the Company to pay or provide Accrued Obligations and Severance) (Release of Claims) within twenty one (21) days of the effective date of termination of employment, and Executive shall not revoke said release in writing within seven (7) days of execution, provided however that if the twenty one (21) day period spans two calendar years, payment shall be made in the second calendar year.

ARTICLE VI

Covenants

6.01 Executive shall treat as confidential and keep secret the affairs of the Company and shall not at any time during the term of employment or for a period of five years thereafter, without the prior written consent of the Company, divulge, furnish, or make known or accessible to, or use for the benefit of, anyone other than the Company and its subsidiaries and affiliates any information of a confidential nature relating in any way to the business of the Company or its subsidiaries or affiliates or their clients and obtained by him in the course of his employment hereunder. provided, however, that confidential information of the Company shall not include any information known or available generally to the public (other than as a result of unauthorized disclosure by Executive).

6.02 All records, papers, and documents kept or made by Executive relating to the business of the Company or its subsidiaries or affiliates or their clients shall be and remain the property of the Company.

6.03 Following the termination of Executive’s employment hereunder for any reason except for those set forth in section 5.03 in which event this section is inapplicable, Executive shall not for a period of twelve (12) months from such termination, solicit any employee of the Company to leave such employ to enter the employ of Executive or of any person, firm, or Company with which Executive is then associated (except solicitation by general means such as newspapers). During Executive’s employment with the Company and for a period of 12 months after termination of Executive’s employment at any time and for any reason, except for those set forth in Section 5.03 in which event this section is inapplicable, Executive shall not, directly or indirectly, solicit any person who during any portion of the time of Executive’s employment or at the time of termination of Executive’s employment with the Company, was a client, customer, policyholder, vendor, consultant or agent of the Company to discontinue business, in whole or in part, with the Company. Executive further agrees that, during such time, if such a client, customer, policyholder, vendor, or consultant or agent contacts Executive about discontinuing business with the Company or moving that business elsewhere, Executive will inform such client, customer, policyholder, vendor, consultant or agent that he or she cannot discuss the matter further without the consent of the Company

6.04. Executive agrees as follows, except in the event of a termination pursuant to Section 5.03, in which event this section is inapplicable:

(a) Executive agrees that during the term of his employment with the Company, neither he nor any of his Affiliates (Executive’s Affiliates is defined as any legal entity in which Executive directly or indirectly owns at least a 25% interest or any entity or person which is under the control of the Executive) will directly or indirectly compete with the Company in any way in any business in which the Company or its Affiliates is engaged in, and that he will not act as an officer, director, employee, consultant, shareholder, lender, or agent of any entity which is engaged in any business of the same nature as, or in competition with the businesses in which the Company is now engaged or in which the Company becomes engaged during the term of employment; provided, however, that this Section shall not prohibit Executive or any of his Affiliates from purchasing or holding an aggregate equity interest of up to 10% in any publicly traded business in competition with the Company, so long as Executive and his Affiliates combined do not purchase or hold an aggregate equity interest of more than 10%. Furthermore, Executive agrees that during the term of employment, he will not accept any board of director seat or officer role or undertake any planning for the organization of any business activity competitive with the Company (without the approval of the Board of Directors) and Executive will not combine or conspire with any other Executives of the Company for the purpose of the organization of any such competitive business activity.

(b) In order to protect the Company against the unauthorized use or the disclosure of any confidential information of the Company presently known or hereinafter obtained by Executive during his employment under this Agreement, Executive agrees that for a period of twelve (12) months following the termination of this Agreement for any reason, neither Executive nor any of his Affiliates, shall, directly or indirectly, for itself or himself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity):

(i) engage or participate in any business, regardless of where situated, which engages in direct market competition with such businesses being conducted by the Company during the term of employment; or

(ii) assist or finance any person or entity in any manner or in any way inconsistent with the intents and purposes of this Agreement.

6.05. Executive agrees that at no time during his employment by the Company or thereafter, shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its respective directors, officers or Executives. In addition, the Company agrees that its Board of Director and executives will not disparage the Executive so long as the Executive separates from the Company in good standing and abides by all terms of this agreement and signed non-disclosure and non-compete agreements. Nothing contained herein shall be deemed to prevent Executive from performing his duties hereunder, including but not limited to conducting candid, internal discussions. This paragraph shall not prohibit any person from testifying truthfully in response to a lawful subpoena.

6.06 If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope, or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.

6.07 Executive acknowledges that any breach by him of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that, notwithstanding Article VIII hereof, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, in the case of any such breach or attempted breach.

6.08 The Company represents and warrants that this Agreement has been duly authorized, executed, and delivered on behalf of the Company and that this Agreement represents the legal, valid, and binding obligation of the Company and does not conflict with any other agreement binding on the Company.

ARTICLE VII

Assignment

7.01 This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company without relieving the Company of its obligations hereunder. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

ARTICLE VIII

Entire Agreement

8.01 This Agreement constitutes the entire understanding between the Company and Executive concerning his employment by the Company or subsidiaries and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such employment, including, without limitation, the Original Employment Agreement. Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.

ARTICLE IX

Applicable Law. Miscellaneous

9.01 This Agreement shall be governed by and construed in accordance with the laws of the State of New York. All actions brought to interpret or enforce this Agreement shall be brought in courts located in the State of New York.

9.02 In addition to all other rights and benefits under this Agreement, each party agrees to reimburse the other for, and indemnify and hold harmless such party against, all costs and expenses (including attorney’s fees) incurred by such party (whether or not during the term of this Agreement or otherwise), if and to the extent that such party prevails on or is otherwise successful on the merits with respect to any action, claim, or dispute relating in any manner to this Agreement or to any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by or claimed under this Agreement, taking into account the relative fault of each of the parties and any other relevant considerations.

9.03 The Company shall indemnify and hold harmless Executive to the full extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by Executive or his legal representatives and arising in connection with Executive’s conduct or position at any time as a director, officer, employee, or agent of the Company or any subsidiary thereof. The Company shall not change, modify, alter, or in any way limit the existing indemnification and reimbursement provisions relating to and for the benefit of its directors and officers without the prior written consent of the Executive, including any modification or limitation of any directors and officers liability insurance policy.

9.04 No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

9.05 The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.06 This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

9.07 The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

9.08 This Agreement shall at all times be administered and interpreted in a manner which is consistent with and complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidance issued thereunder, including any guidance or regulations that may be issued after the effective date of the Agreement (“Section 409A”). To the extent necessary to comply with Section 409A, the term “termination of employment” shall mean “separation from service” as defined in Section 409A. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s “separation from service” to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s separation from service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:

SurgePays, Inc

By:	/s/ Anthony Evers
Name:	Anthony Evers
Title:	Chief Financial Officer

Executive:

Kevin Brian Cox

/s/ Kevin Brian Cox